                                                                 EXHIBIT (23)-4




                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-72747) pertaining to the Amended and Restated 1998 Stock Incentive Plan of The Banc Corporation and Commerce Bank of Alabama Incentive Stock Compensation Plan and (Form S-8 No. 333-70953) pertaining to The Banc Corporation 401(k) Plan of our report dated March 3, 1999, with respect to the financial statements of C&L Bank of Blountstown (not presented separately in the 1999 Annual Report on Form 10-K) included in the Annual Report of The Banc Corporation (Form 10-K) for the year ended December 31, 1999.

                                                    Williams, Cox, Weidner & Cox

Marianna, Florida
March 21, 2000